Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Current Report on Form 8-K, dated September 8, 2016 of PDC Energy, Inc. (the “Company”) and in the Company’s Registration Statements on Form S-8 (Registration No. 333-189685, Registration No. 333-167945, Registration No. 333-137836, Registration No. 333-118222, and Registration No. 333-118215), the Company’s Registration Statement on Form S-3 (Registration No. 333-202853), and any prospectus supplement filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, of our report dated March 16, 2016, except as to Note 12, which is dated as of September 2, 2016, relating to the consolidated financial statements of Arris Petroleum Corporation.

/s/ EKS&H LLLP
EKS&H LLLP

September 8, 2016

Denver, Colorado